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                                                                   EXHIBIT 12.1


               LODGENET ENTERTAINMENT CORPORATION AND SUBSIDIARIES

              Statement Regarding Computation of Ratios (Unaudited)
                          (Dollar amounts in thousands)


Computation of Coverage of Fixed Charges
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
                                           1994           1995            1996            1997             1998
                                         ---------      ---------       ---------       ---------        ---------
Net loss                                  $ (4,650)      $ (7,026)       $(16,610)       $(25,619)        $(39,912)

Add:
   Equity in losses of
      unconsolidated affiliate                  --             --              --              --              738
   Extraordinary loss (1)                    1,324             --           3,253              --               --
   Cumulative effect of change
      in accounting principle (2)               --             --              --             210               --
   Provision for income taxes                   --             66              28             344              375
Add fixed charges (3):
   Interest                                    966          4,522           8,243          17,895           23,064
   Amortization of debt costs                  203            260             564           1,008            1,004
   Interest portion of rentals                  74            106             159             210              174
                                         ---------      ---------       ---------       ---------        ---------
Earnings available to cover
   fixed charges                            (2,083)        (2,072)         (4,363)         (5,952)         (14,557)

Less fixed charges                           1,243          4,888           8,966          19,113           24,242
                                         ---------      ---------       ---------       ---------        ---------

Deficiency in the coverage of
   fixed charges                         $  (3,326)     $  (6,960)      $ (13,329)      $ (25,065)       $ (38,799)
                                         ---------      ---------       ---------       ---------        ---------
                                         ---------      ---------       ---------       ---------        ---------

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(1)  In 1994--loss on early termination of the Company's then bank credit facility. In 1996--loss on early redemption of the Company's 9.95% and 10.35% Senior Notes.

(2) In 1997--charge for the effect of adopting EITF Issue 97-13 related to accounting for certain business reengineering costs.

(3) Fixed charges consist of interest on all indebtedness, including amortization of debt issuance expense and capitalized interest, and one-third of rental expense (which is estimated to represent the interest portion thereof).